Exhibit 99.3
February 23, 2023
Mr. David I. Goulden
c/o Booking Holdings Inc.
800 Connecticut Avenue
Norwalk, CT 06854
Dear David:
This letter serves to supplement the letter agreement between you and Booking Holdings Inc. (including all predecessors and successors, including The Priceline Group Inc., the “Company”), dated January 19, 2018 (the “Employment Agreement”), and sets forth the terms and conditions related to your transition from employment as Executive Vice President and Chief Financial Officer of the Company.
1.    Position; Employment or Consultation Periods.
(1)Initial Employment Period. From the date hereof (the “Effective Date”) through the date on which a new Chief Financial Officer of the Company (the “Incoming CFO”) begins employment with the Company (the “Initial Employment Period”), you will remain a full-time employee of the Company and continue to serve as Chief Financial Officer of the Company. The Employment Agreement will remain in effect during the Initial Employment Period.
(2)Subsequent Employment Period. Provided that you remain employed through the end of the Initial Employment Period, from the last day of the Initial Employment Period through March 4, 2024 (the “Subsequent Employment Period”), you will be employed by the Company on a part-time basis and, on the first day of the Subsequent Employment Period, you will resign as Chief Financial Officer of the Company. During the Subsequent Employment Period, you will have the title of Executive Vice President of Finance and report to the Chief Executive Officer of the Company (“CEO”). During the Subsequent Employment Period, you will be expected to work approximately 25 hours per week (other than vacations, holidays and other time off in accordance with Company policies), as mutually agreed upon by you and the Company. Such work may continue to be done in a flexible manner consistent with current practice. In addition, during the Subsequent Employment Period, your duties will include, but not be limited to, those duties listed on Appendix A hereto, and any additional tasks that are reasonably requested by the CEO. The Employment Agreement shall remain in effect during the Subsequent Employment Period; provided, however, that you acknowledge and agree that the change in your position, duties, and responsibilities effective as of the beginning of the Subsequent Employment Period will not constitute “Good Reason” under the Employment Agreement or the Performance Share Unit Agreements dated August 12, 2020, November 12, 2020, March 4, 2021, March 4, 2022, and March 4, 2023, respectively, or under any other outstanding equity award agreement, between you and the Company or any of its affiliates.
(3)Additional Period. Provided that you remain employed through the end of the Subsequent Employment Period, on March 5, 2024 you will voluntarily transition from your current position with the Company and be employed in a different position by, become a consultant to, or serve on a managing board of, the Company or one of its subsidiaries or affiliates for the period commencing March 5, 2024, continuing quarterly by mutual agreement with the Company and ending no later than March 4, 2026 (the “Additional Period”). During the Additional Period, you will provide such services as may be mutually agreed upon from time to time by you and the CEO on a mutually agreed upon schedule and time commitment (the “Services”). This will confirm that your status during the Additional Period will be mutually agreed upon by you and the CEO.
2.    Compensation and Benefits. The Company will compensate you for your services during the Initial Employment Period, the Subsequent Employment Period, and the Additional Period as follows:
(a)    Base Compensation; Fee.

(1)Initial Employment Period and Subsequent Employment Period. During the Initial Employment Period and the Subsequent Employment Period, you will continue to receive a base salary at the annual rate of $630,000. Your base salary shall be payable in installments in accordance with the regular payroll practices of the Company.
(2)Additional Period. During the Additional Period, so long as you are an employee you will be paid $3,000 per month, to assist with benefits and related costs, and such other amounts as may be mutually agreed between you and the CEO based upon the scope of responsibilities and time commitment.
(b)    Annual Bonus.
(1)You will be eligible to receive a cash bonus for the 2023 calendar year pursuant to the terms and conditions of the Company’s Annual Bonus Plan. Such bonus shall be paid, if earned, when paid to all other senior executives of the Company in 2024, but in no event later than March 15, 2024. To the extent that the Company’s Annual Bonus Plan requires you to be an employee of the Company on the date the 2023 bonus is paid by the Company, the Company agrees to make the bonus payment to you on or before March 4, 2024.
(2)You will not be eligible to receive any cash bonus, whether pursuant to the Company’s Annual Bonus Plan or otherwise, in respect of any period after December 31, 2023.
(c)    Benefits.
(1)Initial Employment Period, Subsequent Employment Period, and Additional Period. During any period you remain an employee of the Company, you will continue to participate in all benefit plans and arrangements in which you participated prior to the Effective Date. You will not be eligible to participate in any Company benefit plans or arrangements during any period you are not an employee of the Company, except for any continuation of group health insurance coverage you elect under COBRA.
(2)Other. During the Subsequent Employment Period and Additional Period, you will continue to have reasonable access to an executive assistant provided by the Company and other related assistance necessary for the performance of your duties.
(d)    Business Expense Reimbursement. The Company will reimburse you for any travel, entertainment, or other business expenses incurred by you in the performance of your duties as an employee, director, or consultant, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred, and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.
(e)    Severance.
(i)    Initial Employment Period and Subsequent Employment Period. During the Initial Employment Period and Subsequent Employment Period, you will be eligible to receive severance benefits in accordance with the terms of the Employment Agreement.
(ii)    Additional Period. During the Additional Period, you will no longer be entitled to any severance benefits.
3.Equity Awards. Your Performance Share Unit awards granted on August 12, 2020 and November 12, 2020, Performance Share Unit and Restricted Stock Unit awards granted on March 4, 2021, March 4, 2022, and the Performance Share Unit and Restricted Stock Unit awards expected to be granted to you on March 4, 2023 respectively, or under any other outstanding equity award agreements between you and the Company or any of its affiliates (collectively, the “Awards”), will continue to vest during the Initial

Employment Period, the Subsequent Employment Period, and the Additional Period in accordance with the terms of the Company’s 1999 Omnibus Plan (as amended and restated) (the “Equity Plan”) and the applicable Awards (subject to the proviso in Section 1(b) above). You acknowledge and agree that you will not be entitled to receive equity awards under the Equity Plan in 2024 or thereafter. The Company acknowledges that if you transition from an employee to a consultant during the Additional Period, this transition will not be deemed to be an interruption or termination of your service on behalf of the Company and as such you will still be deemed to have been in Continuous Service with the Company while you serve as a consultant to the Company for the purposes of the Awards.
4.Affirmation of Confidentiality, Non-Competition and Non-Solicitation Obligations and Incentive-Based Compensation Clawback Policy. You acknowledge that (a) the Employee Confidentiality and Assignment Agreement, dated January 19, 2018 and effective March 1, 2018, between you and the Company (the “Employee Agreement”) and the Non-Competition and Non-Solicitation Agreement, dated March 1, 2018, between you and the Company (the “Non-Competition Agreement”) and (b) your consent, dated January 20, 2018, to the Company’s Incentive-Based Compensation Clawback Policy (“Consent”) remain in effect in accordance with their terms during the Initial Employment Period, the Subsequent Employment Period, and the Additional Period.
5.Independent Contractor. You acknowledge and agree that, during the Additional Period to the extent you are employed in the capacity of a non-employee consultant, (a) you will be and remain an independent contractor, and will not be considered the agent, partner, principal, employee or servant of the Company; (b) you will be free to exercise your own judgment as to the manner and method of providing the Services, subject to applicable laws and requirements reasonably imposed by the Company, and will have no authority to bind the Company, nor to act on its behalf, nor to make decisions for the Company; (c) you will not be treated as an employee of the Company for purposes of federal, state, local or foreign income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company under any employee benefit plan, program, policy, or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage, severance, and retirement benefits); and (d) you will be required to pay any applicable taxes on the consulting fee and to provide any insurance coverage for yourself required by law, and the consulting fee will be reported for all purposes on IRS Form 1099-MISC. The Company acknowledges that the Services will be provided by you on a non-exclusive basis, and that you may engage in any other business activities as long as such activities do not interfere with your obligations under this letter agreement or any other agreement with the Company.
6.Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer or director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan of the Company. The Company shall cover you under directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors or former officers and directors, as applicable.
7.Amendment and Termination. This letter agreement may be amended in writing by mutual agreement of the parties and will terminate at the end of the Additional Period unless your employment with, or provision of services to, the Company terminates earlier, in which case this letter agreement will terminate on such earlier date.
8.Continued Employment. Nothing hereunder shall be held or construed to confer upon you any right to, or guarantee of, continued employment or any other association with the Company or its subsidiaries or affiliates.
9.Governing Law/Dispute Resolution. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Furthermore, the Company may, without your consent, assign its rights and obligations under this letter only to an acquirer of all or substantially all of the assets of or other successor to the Company, provided that such acquirer or successor promptly assumes all or the obligations hereunder of the Company in a writing delivered to you, and the terms of this letter agreement shall be fully enforceable by any such assignee. All disputes and controversies arising under or in connection with this letter shall be resolved in accordance with the dispute resolution provisions of Section 16 of the Employment Agreement.
10.Survival. Sections 4 and 5 of this letter agreement shall survive termination or expiration of this letter agreement for any reason as shall any other provisions which by their nature are intended to survive.
11.Complete Agreement. This letter in conjunction with the Employment Agreement, the Non-Competition Agreement, and the Consent contain the entire understanding of the parties with respect to your employment with the Company during the Initial Employment Period, the Subsequent Employment Period, and the Additional Period.
12.Counterparts. This letter agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
13.Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and any payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment will be the date that is the first day of the seventh month after the date of your “separation from service” with the Company (determined in accordance with Section 409A of the Code) or your earlier death.
If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Warm regards,
/s/ Glenn Fogel______________
Glenn Fogel
Acknowledged and Accepted:
/s/ David I. Goulden_________
David I. Goulden
Date: February 23, 2023

Appendix A
During the Subsequent Employment Period, your duties will include the following:
•Overseeing preparation of the Company’s 2023 year-end financial information, including preparation of the Company’s 2023 year-end earnings announcement and Form 10-K;
•Overseeing preparation of the Company’s 2024 budget;
•Participating in the 2024 compensation planning process, including overseeing the design of the Company’s compensation programs and establishment of bonus and equity plan financial metrics;
•Participating in any discussions with stockholders, material stakeholders, or potential investors to introduce the Incoming CFO and transition investor relations responsibilities;
•Overseeing the various initiatives of the finance transformation (Project Morpheus);
•Assisting with planning of the annual finance department summit; and
•Cooperating with the Company and its counsel in preparation for any litigation, including, if necessary, testifying before any judge or other person or body.